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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Vail Banks, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P. O. Box 6580
0015 Benchmark Road, Suite 300
Avon, CO 81620-6580
970-476-2002
970-476-0200/Facsimile

April 11, 2005

Dear Fellow Shareholders:

        It is my pleasure to invite you to attend the 2005 Annual Meeting of Shareholders of Vail Banks, Inc., which will be held Monday, May 16, 2005, at 10:00 a.m., at the WestStar Bank Administrative Center located at 0020 Lindbergh Drive, Gypsum, Colorado. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business that will be discussed during the meeting. A copy of Vail Banks' Form 10-K, which contains audited financial statements and certain other information about Vail Banks' business is also enclosed.

        To be sure that your vote is counted, we urge you to carefully review the Proxy Statement and vote your choices on the enclosed proxy card as soon as possible. If you wish to attend the meeting, any ballot that you submit at the meeting will override your proxy.

        On behalf of the management, associates and directors of Vail Banks, Inc., I want to thank you for your continued support.

Sincerely,
/s/ LISA M. DILLON
Lisa M. Dillon Vice Chairman

P. O. Box 6580
0015 Benchmark Road, Suite 300
Avon, CO 81620-6580

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 16, 2005

        The Annual Meeting of shareholders of Vail Banks, Inc. ("Vail Banks") will be held on Monday, May 16, 2005, at 10:00 a.m., at the WestStar Bank Administrative Center, 0020 Lindbergh Drive, Gypsum, Colorado, for the purposes of considering and voting upon:

  1.
  The election of Kay H. Chester whose term will expire in 2008;

  2.
  The election of James G. Flaum whose term will expire in 2008;

  3.
  The election of Dan E. Godec whose term will expire in 2008;

  4.
  The election of Robert L. Knous, Jr. whose term will expire in 2008;

  5.
  The election of Byron A. Rose whose term will expire in 2008;

  6.
  The election of Donald L. Vanderhoof whose term will expire in 2008;

  7.
  The ratification of Perry-Smith LLP as Vail Banks' independent public accountants for fiscal year 2005; and

  8.
  Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

        Only shareholders of record at the close of business on April 1, 2005 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

        A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date, and return the Proxy promptly in the enclosed business reply envelope. You may revoke the proxy at any time; and, if you attend the meeting, you may withdraw your Proxy and vote in person if you wish.

By Order of the Board of Directors,
/s/ LISA M. DILLON
Lisa M. Dillon Vice Chairman

April 11, 2005

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

P. O. B o x 6580
0015 Benchmark Road, Suite 300
Avon, CO 81620-6580

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vail Banks, Inc. ("Vail Banks") for use at the Annual Meeting of Shareholders of Vail Banks (the "Annual Meeting") to be held on May 16, 2005, and any postponement or adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by Vail Banks. Copies of solicitation materials may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of Vail Banks' common stock, and normal handling charges may be paid for such forwarding services. In addition to solicitations by mail, directors and regular employees of Vail Banks may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 11, 2005.

        The record of shareholders entitled to vote at the Annual Meeting was taken as of the close of business on April 1, 2005. On that date, Vail Banks had outstanding and entitled to vote 5,369,024 shares of common stock, par value $1.00 per share (the "Common Stock"). Holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors.

        Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of Vail Banks. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons listed under the caption "Information About Nominees For Director and Continuing Director—Nominees for Directors Whose Terms Expire in 2008" and for the ratification of Perry-Smith LLP as Vail Banks' independent public accountants for fiscal year 2005.

        A copy of the Vail Banks' 2004 Annual Report to Shareholders (which includes the Vail Banks' Annual Report on Form 10-K for the fiscal year ended December 31, 2004) is being furnished herewith to each shareholder of record as of the close of business on April 1, 2005, which is the record date for the Annual Meeting. Additional copies of the 2004 Annual Report to Shareholders will be provided free of charge upon written request to Lisa M. Dillon, Vail Banks, Inc., P.O. Box 6580, 0015 Benchmark Road, Suite 300, Avon, CO 81620-6580. Copies of any exhibits to Vail Banks' Annual Report on Form 10-K will also be furnished on request and upon payment of Vail Banks' expenses in furnishing the exhibits.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of February 28, 2005 by (1) each person known to Vail Banks to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (2) each director of Vail Banks; (3) each of our named executive officers (as defined in "Executive Compensation"); and (4) all directors and executive officers of Vail Banks as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Shares Beneficially Owned(1)
Beneficial Owner(2)
	Number	Percent
E.B. Chester, Jr.(3)	1,209,096	22.57%
Kay H. Chester(4)	1,129,388	21.08%
Byron A. Rose(5)	277,076	5.17%
Lisa M. Dillon(6)	261,586	4.88%
Donald L. Vanderhoof(7)	177,344	3.31%
Jack G. Haselbush(8)	148,024	2.76%
Dan E. Godec(9)	118,152	2.21%
George N. Gillett, Jr.(10)	86,250	1.61%
Peter G. Williston	83,514	1.56%
Gary S. Judd(11)	30,514	*
Garner F. Hill II(12)	28,250	*
Paul Ferguson(13)	12,343	*
James G. Flaum(14)	25,073	*
S. David Gorsuch(15)	21,982	*
Robert L. Knous, Jr.(15)	18,830	*
Kent Myers(15)	12,450	*
Dennis R. Devor(12)	4,838	*

All directors and executive officers as a group (17 persons)(16)	2,525,572	47.14%

*
Denotes less than 1%

(1)
The percentages shown are based on 5,357,524 shares of Common Stock outstanding on February 28, 2005, and also includes, separately as to each person and group listed, the number of shares of Common Stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), assuming the exercise of options held by such holder that are exercisable within 60 days of February 28, 2005.

(2)
The address of each beneficial owner listed in the table is care of Vail Banks, Inc., P. O. Box 6580, 0015 Benchmark Road, Suite 300, Avon, CO 81620-6580.

(3)
Includes (a) 431,627 shares owned by Mr. Chester's wife, Kay H. Chester, as to which he disclaims beneficial ownership, (b) 13,378 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (c) currently exercisable options for 89,958 shares.

(4)
Includes (a) 687,511 shares beneficially owned by Mrs. Chester's husband, E.B. Chester, Jr., as to which she disclaims beneficial ownership and (b) currently exercisable options for 10,250 shares.

(5)
Includes currently exercisable options for 10,250 shares.

(6)
Includes (a) 1,561 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (b) currently exercisable options for 110,810 shares.

(7)
Includes (a) currently exercisable options for 5,250 shares and (b) 25,570 shares owned by Mr. Vanderhoof's wife.

(8)
Includes (a) 15,774 shares held by Haselbush Enterprises, LLP of which Mr. Haselbush is a general partner and (b) currently exercisable options for 2,250 shares.

(9)
Includes (a) 7,814 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan and (b) currently exercisable options for 35,762 shares.

(10)
Includes currently exercisable options for 1,250 shares.

(11)
Includes 514 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan.

(12)
Includes currently exercisable options for 3,750 shares.

(13)
Includes (a) 775 shares held in the Vail Banks, Inc. 401(k) Savings and Investment Plan, and (b) currently exercisable options for 7,500 shares.

(14)
Includes (a) 4,260 shares owned jointly with Mr. Flaum's wife, (b) 1,000 shares owned by Mr. Flaum's wife, and (c) currently exercisable options for 10,250 shares.

(15)
Includes currently exercisable options for 10,250 shares.

(16)
Includes currently exercisable options for 321,780 shares.

ELECTION OF DIRECTORS
(Items Number 1 through 6 on the Proxy Card)

        The Amended and Restated Articles of Incorporation of Vail Banks provide that the Board of Directors shall consist of not less than ten but no more than eighteen directors. Currently, there are fifteen directors. The Board of Directors is divided into three classes of directors serving staggered three-year terms.

        Six directors are to be elected at the Annual Meeting to serve in Class III, each for a three-year term expiring at the Annual Meeting in 2008 or until his or her successor, if there is to be one, is elected and qualified. The Board has nominated Kay H. Chester, James G. Flaum, Dan E. Godec, Robert L. Knous, Jr., Byron A. Rose and Donald L. Vanderhoof, for election to those six positions. The nine directors in Classes I and II are serving terms that extend beyond the Annual Meeting and expire in 2006 (Class I, 5 directors) and 2007 (Class II, 4 directors). Information on the nominees and the continuing directors is set forth below.

        Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of each nominee. If any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the Proxy be voted for more than six nominees. Each nominee has informed the Board that he or she will serve if elected.

Information About Nominees and Continuing Directors

        The following information has been furnished by the nominees for director and the continuing directors. Except as otherwise indicated, the nominees and the continuing directors have been or were engaged in their present or last principal employment, in the same or a similar position, for more than five years.

Nominees for Directors Whose Terms Will Expire in 2008 (Class III)

Name (Age)	Information About the Nominees
Kay H. Chester (58)	Mrs. Chester has been a director of Vail Banks since 1993 and a director of WestStar since 1992. She has been active in investing since 1989. Mr. and Mrs. Chester are husband and wife.
James G. Flaum (60)
Mr. Flaum has been a director of Vail Banks since 1996. Mr. Flaum has been the President of Slifer, Smith & Frampton/Vail Associates Real Estate, a real estate firm, since 1997, where he started his career with that firm in 1987.
Dan E. Godec (48)
Mr. Godec became a director of Vail Banks in July 2000. Mr. Godec has served as President and a director of WestStar since 1999 and as Chief Executive Officer of WestStar since 2000. Prior to becoming President of WestStar, Mr. Godec served as Senior Executive Vice President of WestStar from January to April 1999 and served as Senior Vice President of WestStar from January 1996 to January 1999.

Robert L. Knous, Jr. (58)
Mr. Knous has been a director of Vail Banks and WestStar since 1997. For twelve years he was with East West Partners, a real estate development company. In January 2003 he began pursuing additional interests in business, education and foundation work, utilizing his legal and real estate experience.
Byron A. Rose (59)	Mr. Rose has been a director of Vail Banks since 1993 and a director of WestStar since 1989. Mr. Rose, who retired in 1987, served as a Managing Director of Morgan Stanley & Co. from 1978 to 1987.
Donald L. Vanderhoof (73)
Mr. Vanderhoof has served as a director of Vail Banks since 1998. From 1998 until 2001, Mr. Vanderhoof served as Senior Executive Vice President of WestStar. Mr. Vanderhoof was formerly the Chairman of Glenwood Independent Bank, where he had been employed since 1956.

Directors Whose Terms Expire in 2006 (Class I)

Name (Age)	Information About the Continuing Directors
Dennis R. Devor (54)	Mr. Devor became a director in 1999, following the merger with Telluride Bancorp, Ltd. Mr. Devor is an attorney in Montrose, Colorado and has previously served on other bank boards.
Lisa M. Dillon (51)
Ms. Dillon has served as Vice Chairman of Vail Banks since July 2000. Ms. Dillon, who started her career with WestStar Bank in 1979, served as President of Vail Banks from 1993 until January 2004, President of WestStar from 1989 to 1999, and served as Chief Executive Officer from 1989 to 1999 and as a director of WestStar since 1989.
George N. Gillett, Jr. (66)
Mr. Gillett became a director of Vail Banks and WestStar Bank in January 2001. Since the early 1990s, Mr. Gillett has owned and served as Chairman of Booth Creek Management Corporation, a company that has investments in a wide variety of businesses. He also serves on the Board of Directors of Booth Creek Ski Holdings, Swift & Company, BC Natural Foods, Montreal Canadiens Hockey Club and CHC Helicopter Corporation, each a business enterprise, and on the Board of Directors for the Vail Valley Foundation and Steadman Hawkins Research Foundation.
Jack G. Haselbush (58)
Mr. Haselbush became a director of Vail Banks in July 2000 following its acquisition of Estes Bank Corporation. Mr. Haselbush served as a strategic advisor to Vail Banks and WestStar Bank from 2000 to 2001. Prior to the acquisition of Estes Bank Corporation in July 2000, Mr. Haselbush was the Chairman and Chief Executive Officer of United Valley Bank, the wholly owned subsidiary of Estes Bank Corporation, where he had been since 1985.

Kent Myers (55)
Mr. Myers has been a director of Vail Banks and WestStar since 1997. Mr. Myers is currently a self-employed consultant. From December 2000 to December 2001, Mr. Myers was an Executive Manager for Resort Data Processing, Inc., a software company. From 1998 to 2001, Mr. Myers was the co-owner and Managing Partner of The Klein Group LLC, a local mortgage bank. He previously served as Senior Vice President and Chief Operating Officer of Vail Resorts, a resort management company, where he worked from 1988 to 1997.

Directors Whose Terms Expire in 2007 (Class II)

Name (Age)	Information About the Continuing Directors
E.B. Chester, Jr. (62)	Mr. Chester has served as Chairman of the Board of Directors of Vail Banks since 1993 and Chairman of the Board of Directors of WestStar since 1989. From May 2003 to January 2004, Mr. Chester served as Interim Chief Executive Officer of the Company. Mr. Chester became the Non-Executive Chairman in 2004. Mr. and Mrs. Chester are husband and wife.
S. David Gorsuch (66)	Mr. Gorsuch has been a director of Vail Banks since 1993 and has been a director of WestStar since 1977. Mr. Gorsuch is the President of Gorsuch Ltd., a retail clothing and ski equipment business.
Garner F. Hill II (67)
Mr. Hill became a director of Vail Banks in January 1999, following the merger of Telluride Bancorp, Ltd. With Vail Banks. Mr. Hill served as a strategic advisor to Vail Banks and WestStar Bank during 1999. Mr. Hill is currently a self-employed investor and the Vice President of Ferris Corporation, a company involved in real estate. Mr. Hill served as Chairman of the Board of Telluride Bancorp and the Bank of Telluride from 1988 until the merger with Vail Banks, and served as Chairman of the Board of Western Colorado Bank from 1991 through 1998.
Gary S. Judd (64)
Mr. Judd became a director of Vail Banks in May 2003. He was elected as President and Chief Executive Officer of Vail Banks in January 2004, and previously had served as a Division President and President, Regional Operations, of WestStar Bank since May 2003. Mr. Judd co-founded Vectra Bank in Colorado in 1989 and served as its President until January 2000. From 2000 to 2002, Mr. Judd was President and Chief Executive Officer of Metyor, Inc. Mr. Judd also spent 16 years with Citibank, N.A. in management positions in the United States and overseas.

Vote Required and Recommendation of the Board

        Each director is elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the record date are present in person or by proxy. An abstention and a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.

        The Board of Directors recommends a vote "FOR" each nominee.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT
(Item Number 7 on the Proxy Card)

        The Audit Committee of the Board of Directors has selected Perry-Smith LLP ("Perry-Smith") to serve as independent public accountant to audit Vail Banks' financial statements for fiscal year 2005. Vail Banks' shareholders are asked to ratify the selection of Perry-Smith as Vail Banks' independent public accountant. Representatives of Perry-Smith are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and are expected to be available to respond to questions of the shareholders.

Vote Required and Recommendation of the Board

        The affirmative vote of a majority of shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to ratify the appointment of Perry-Smith as Vail Banks' independent public accountant.

        The Board of Directors recommends a vote "FOR" ratification of Perry-Smith as Vail Banks' independent public accountant.

EXECUTIVE COMPENSATION

        The following table sets forth certain information for each of our last three fiscal years concerning compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers who were employed during fiscal year 2004. We refer to these individuals elsewhere in this proxy statement as the "named executive officers."

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary and Directors Fees		Bonus			All Other Annual Compensation	10 Year Vesting Restricted Stock Awards(1)			All Other Compensation
Lisa M. Dillon, Vice Chairman	2004 2003 2002	$ $ $	169,353 168,140 167,940		— — —		* * *	$	— — 283,920	(7)	$ $ $	5,822 5,490 5,712	(9) (10) (11)
Gary S. Judd(2) President and Chief Executive Officer	2004 2003 2002	$ $	227,917 209,700 —	$	— 80,000 —	(4)	* * *	$	— 369,900 —	(8)	$ $	6,100 1,358 —	(9) (10)
Peter G. Williston(3) Senior Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	102,000 144,000 144,000		— — —		* * *	$	— — 252,000	(7)	$ $ $	3,613 4,931 4,681	(9) (10) (11)
Dan E. Godec, President and Chief Executive Officer of WestStar Bank	2004 2003 2002	$ $ $	167,167 151,700 151,900	$ $	25,000 20,000 —	(5) (4)	* * *	$	— — 255,504	(7)	$ $ $	5,651 4,940 5,161	(9) (10) (11)
Paul Ferguson Senior Executive Vice President and Chief Credit Officer of WestStar Bank	2004 2003 2002	$ $ $	146,708 143,500 143,271	$ $ $	17,500 15,000 15,000	(5) (4) (6)	* * *		— — —		$ $ $	5,010 4,856 2,952	(9) (10) (11)

*
Does not meet the Securities and Exchange Commission's threshold for disclosure.

(1)
Awards of restricted stock vest in increments of 10% per year. As of December 31, 2004, 286,742 shares of restricted stock were held by various executive officers of Vail Banks with an aggregate value of $3,779,260 (based on the closing sale price of our common stock on the Nasdaq National Market on December 31, 2004). Outstanding shares of restricted stock are entitled to receive dividends when and if declared on Vail Banks' common stock.

(2)
Mr. Judd was elected President and Chief Executive Officer of Vail Banks in January 2004. He joined WestStar Bank in May 2003.

(3)
Mr. Williston left Vail Banks in August 2004.

(4)
Granted on January 19, 2004 for services rendered in fiscal year 2003.

(5)
Granted on February 22, 2005 for services rendered in fiscal year 2004.

(6)
Granted on January 20, 2003 for services rendered in fiscal year 2002.

(7)
On February 18, 2003, Vail Banks granted to Ms. Dillon 23,660 shares, Mr. Williston 21,000 shares and Mr. Godec 21,292 shares of restricted stock in connection with services rendered in fiscal year 2002. The closing sale price of our common stock on the Nasdaq National Market on that date was $12.00. Mr. Williston forfeited 18,900 of these shares on the date of his termination.

(8)
Represents 30,000 shares of restricted stock awarded to Mr. Judd on April 22, 2003, outside of the Stock Incentive Plan, as an inducement to join Vail Banks. The value of the restricted stock award is based on $12.33 per share, the closing sale price of our common stock on the Nasdaq National Market on the grant date. Does not include the right of Mr. Judd to receive an additional 100,000 shares of restricted stock that was provided on April 22, 2003 in connection with inducing his employment, but was conditioned on the fulfillment of certain conditions as determined by the Board of Directors. On March 21, 2005, the Board of

  Directors determined that such conditions had been satisfied and completed the grant. The value of such 100,000 shares, based on the $13.30 closing price of our common stock on March 21, 2005, was $1.3 million.

(9)
Reflects 401(k) matching contributions ($5,169 for Ms. Dillon, $5,428 for Mr. Judd, $3,060 for Mr. Williston, $4,998 for Mr. Godec and $4,446 for Mr. Ferguson) and term life insurance premiums ($653 for Ms. Dillon, $672 for Mr. Judd, $653 for Mr. Godec, $553 for Mr. Williston and $564 for Mr. Ferguson).

(10)
Reflects 401(k) matching contributions ($4,867 for Ms. Dillon $4,380 for Mr. Williston and Mr. Godec and $4,305 for Mr. Ferguson) and term life insurance premiums ($623 for Ms. Dillon, $224 for Mr. Judd, $551 for Mr. Williston, $560 for Mr. Godec and $551 for Mr. Ferguson).

(11)
Reflects 401(k) matching contributions ($5,089 for Ms. Dillon, $4,130 for Mr. Williston, $4,601 for Mr. Godec and $2,401 for Mr. Ferguson) and term life insurance premiums ($623 for Ms. Dillon, $560 for Mr. Godec and $551 for Mr. Williston and Mr. Ferguson).

Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

        No options were granted to the named executive officers during 2004. The following chart sets forth the number of shares covered by both exercisable and unexercisable options, including the value of these options as of December 31, 2004:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised in the Money Options at Fiscal Year End(1) Exercisable/Unexercisable
Lisa M. Dillon	—	—	110,810/0	$467,752/$0
Gary S. Judd	—	—	—	—
Peter G. Williston	10,000	$34,300	—	—
Dan E. Godec	—	—	35,762/0	$130,472/$0
Paul Ferguson	—	—	7,500/2,500	$10,050/$3,350

(1)
Based on the closing sale price of the Common Stock on The Nasdaq Stock Market on December 31, 2004—$13.18

        The following table provides information about equity compensation awards under the Stock Incentive Plan.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	506,006		$9.79	331,672	(2)
Equity compensation plans not approved by stockholders	4,375	(1)	$12.28	—

	510,381		$9.81	331,672	(2)

(1)
Options granted as an inducement for new personnel to join Vail Banks.

(2)
Available for grant under the Stock Incentive Plan, as of December 31, 2004, based on the current maximum number of shares available under the Stock Incentive Plan of 1,250,000 shares.

Certain Agreements with Executives

        Ms. Dillon, Mr. Judd and Mr. Godec have each entered into "change in control" agreements with Vail Banks. The agreements provide for the payment of compensation and benefits in the event of a "Change in Control" (as defined in the agreements) of Vail Banks and the provision for additional benefits if the executive's employment is terminated under certain circumstances in connection with a Change in Control. Each agreement had an initial term of two years, and such term extends automatically for successive two year periods unless and until Vail Banks gives written notice of non-extension of the term or Vail Banks terminates the officer's employment for "Cause" (as defined in the agreement).

        If a Change in Control of Vail Banks occurs, Ms. Dillon, Mr. Judd and Mr. Godec will each be entitled to receive the following benefits: (1) 200% of the executive's then-current salary, paid in a lump sum; (2) 200% of the incentive payment the executive would have received during the year in which the Change in Control occurs; (3) a prorated incentive bonus for the year of the Change in Control; (4) the amount of any annual or long-term bonus with respect to any year that has then ended which has not yet been paid; and (5) an additional contribution to any deferred compensation plan based on the payments made pursuant to clause (1)-(4) above. In addition, the executive will immediately vest in all unvested employee stock options and restricted stock awards in the event of a Change in Control. After a Change in Control, if Vail Banks terminates the executive's employment without "Cause" (as defined in the agreement) or if the executive resigns for "Good Reason" (as defined in the agreement), the executive shall be entitled to receive the following benefits: (1) the executive's full base salary through the date of termination at the rate in effect at the time notice of termination is given, (2) payment for unused vacation days, and (3) continuation of health and life insurance coverage for two years from the date of termination. If the payment of any such benefits would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the executive is entitled to receive a "gross-up" payment to cover the amount of the excise taxes and all other taxes on the gross-up payment.

        Mr. Ferguson has entered into a "change in control" agreement with WestStar Bank. The agreement provides benefits to the executive if his employment is terminated under certain circumstances in connection with a "Change in Control" (as defined in the agreement). The agreement had an initial term of two years, and the term extends automatically for successive one year periods unless and until the bank gives written notice of non-extension of the term or the bank terminates the officer's employment for "Cause" (as defined in the agreement). After a Change in Control, if the bank terminates Mr. Ferguson's employment within 12 months of the Change in Control date for any reason other than "Cause" (as defined in the agreement), death or disability or if the executive resigns for "Good Reason" (as defined in the agreement), the executive shall be entitled to receive the following benefits: (1) the executive's full base salary for a period of 18 months following the date of termination at the rate in effect at the time notice of termination is given, and (2) continuation of health and life insurance coverage for 18 months from the date of termination.

        In all of the above agreements, a "Change in Control" is defined to generally include an acquisition of more than 25% of Vail Banks common stock, a merger or consolidation, a liquidation or dissolution, a sale of all or substantially all of the assets of Vail Banks or a change in a majority of the Board of Directors, unless such transaction was approved in advance by Vail Banks.

        Mr. Williston's change in control agreement terminated at the time his employment with Vail Banks was terminated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

        Vail Banks and its bank subsidiary have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of Vail Banks and its bank subsidiary and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (including interest rates and collateral) as then prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features.

Compensation and Certain Agreements with Our Non-Executive Chairman

        In addition to fees for attending Board meetings, our Non-Executive Chairman, Mr. Chester, was paid $225,000 during 2004 as compensation for his service as the Non-Executive Chairman of the Company. In addition, Mr. Chester received a $6,590 401(k) matching contribution and received a $1,726 automobile allowance. The Company paid term life insurance premiums of $672 for Mr. Chester during 2004.

        Mr. Chester has also entered into a change in control agreement with Vail Banks. The agreement provides for the payment of compensation and benefits in the event of a Change in Control of Vail Banks and the provision for additional benefits if Mr. Chester is terminated under certain circumstances in connection with a Change in Control. The agreement has identical terms to the change of control agreements the Company has entered into with Ms. Dillon, Mr. Judd and Mr. Godec as described above under "Certain Agreements with Executives".

BOARD OPERATIONS AND OTHER
CORPORATE GOVERNANCE MATTERS

Compensation and Meetings of Directors

        Each member of the Board of Directors is paid $700 per board meeting at which such member is in attendance. Each member, other than Mr. Chester, Ms. Dillon, Mr. Judd and Mr. Godec, also receives $200 per committee meeting at which such member is in attendance. Our Non-Executive Chairman also receives the additional compensation and benefits as described above under "Certain Relationships and Related Transactions".

        The Board of Directors held ten meetings during 2004. All of the directors except Mr. Gillett attended at least seventy-five percent (75%) of the meetings of the Board and committees of the Board on which he or she was a member that were held during their tenure as directors.

        The Board has considered and determined that a majority of the members of the Board of Directors, Messrs. Devor, Flaum, Gillett, Gorsuch, Haselbush, Hill, Myers, Rose and Vanderhoof and Mrs. Chester, are "independent" as defined under applicable federal securities laws. In addition, the Board considered and determined that, in addition to the nine directors that are independent as defined under the federal securities laws, Mr. Chester is independent under the listing standards of the Nasdaq National Market.

Committees of the Board of Directors

        The Board of Directors has established three committees: an Audit Committee, a Compensation Committee and an Executive Committee.

  Audit Committee

        The Audit Committee presently consists of eight directors: Dennis R. Devor, James G. Flaum, George N. Gillett, Jr., S. David Gorsuch, Jack G. Haselbush, Kent Myers, Byron A. Rose and Donald L. Vanderhoof. The Audit Committee held six meetings during 2004.

        The Board of Directors has determined that all of the members of the Audit Committee are "independent" under applicable federal securities laws and the Nasdaq Marketplace Rules and have sufficient knowledge in financial and accounting matters to serve on the Audit Committee, including the ability to read and understand fundamental financial statements. In addition, the Board of Directors has determined that Mr. Rose qualifies as an "audit committee financial expert" as defined by the federal securities laws and the Nasdaq Marketplace Rules.

        The Audit Committee is responsible for recommending the selection of the independent public accountant; meeting with the independent public accountant to review the scope and results of the audit; reviewing with management and the internal auditor the system of internal control and internal audit reports; and ascertaining that any and all operational deficiencies are satisfactorily corrected. The Audit Committee is also responsible for reviewing related party transactions and potential conflicts of interest involving officers, directors, employees or affiliates of Vail Banks. The Board of Directors has adopted a written Statement of Delegation for the Audit Committee that is annually reviewed and assessed. Each member of the Audit Committee is required to be independent, as that term is defined by the federal securities laws and the listing standards of the Nasdaq National Market relating to audit committees.

  Compensation Committee

        The Compensation Committee presently consists of five directors: E.B. Chester, Jr., Lisa M. Dillon, George N. Gillett, Jr., S. David Gorsuch and Robert L. Knous, Jr. The Compensation Committee held four meetings during 2004.

        The Compensation Committee is responsible for determining the compensation of Vail Banks' Non-Executive Chairman and executive officers. The Compensation Committee is also authorized to administer the Stock Incentive Plan.

  Executive Committee

        The Executive Committee presently consists of six directors: E.B. Chester, Jr., Lisa M. Dillon, James G. Flaum, George N. Gillett, Jr., Gary S. Judd and Byron A. Rose, of whom a majority are independent directors. The Executive Committee held four meetings during 2004.

        The Executive Committee is authorized to consider any matter that may be brought before a meeting of the full Board of Directors, subject to restrictions under Colorado law. Beginning in 2005 the Executive Committee will also serve as the Nominating Committee of the Board.

Compensation Committee Interlocks And Insider Participation

        Mr. Chester and Ms. Dillon are on the Compensation Committee. Mr. Chester is considered to be an "executive officer" of the Company under Federal Reserve regulations; however, he is not considered by the Board to be an executive officer under applicable federal securities laws and regulations and the listing standards of the Nasdaq National Market. Ms. Dillon is an executive officer of Vail Banks. Neither Mr. Chester nor Ms. Dillon participated in decisions regarding his or her respective 2004 compensation. There are no interlocks between the Compensation Committee of Vail Banks and other public companies' compensation committees.

Director Nominations

        Beginning in 2005, the Executive Committee is serving as the nominating committee and nominates individuals for election to the Board.

        A candidate for the Board of Directors must meet the eligibility requirements set forth in Vail Bank's bylaws and in any Board or committee resolutions. The Executive Committee considers qualifications and characteristics that they deem appropriate from time to time when they select individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Executive Committee will consider and review an existing director's Board and committee attendance and performance and length of Board service.

        The Executive Committee will consider in accordance with the analysis described above all director nominees properly recommended by shareholders. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to Lisa M. Dillon, Vail Banks, Inc., P. O. Box 6580, 0015 Benchmark Road, Suite 300, Avon, CO 81620-6580.

Code of Ethical Conduct

        Vail Banks has adopted a Conflict of Interest and Code of Ethics Policy designed to promote ethical conduct by all of Vail Banks' directors, officers and employees. The Conflict of Interest and Code of Ethics Policy complies with the federal securities law requirement that issuers have a code of ethics applicable to their principal financial officers and the Nasdaq Marketplace Rules requirement that listed companies have a code of ethical conduct applicable to all directors, officers and employees. Vail Banks' Conflict of Interest and Code of Ethics Policy is filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2004.

Compliance with Section 16(a) of the Exchange Act

        Pursuant to Section 16(a) of the Securities Exchange Act of 1934, each executive officer, director and beneficial owner of 10% or more of Vail Banks' Common Stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of Vail Banks' Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect certain changes in beneficial ownership occurring thereafter.

        During 2004, Mr. Chester did not file timely on three Form 4s reflecting the sale of stock and Mr. Vanderhoof did not file timely on a Form 4 reflecting the gifting of stock to a non-profit organization.

REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee is responsible for the review and recommendation to the Board of Directors of the compensation of Vail Banks' Non-Executive Chairman and its Chief Executive Officer, and other executive officers. This report of the Compensation Committee sets forth the current strategy and components of Vail Banks' compensation programs for its executive officers, which for fiscal year 2004 included Ms. Dillon, Mr. Judd, Mr. Williston, Mr. Godec and Mr. Ferguson. This report also describes the basis on which compensation determinations were made with respect to these executive officers for the 2004 fiscal year.

Executive Compensation Policies

        Vail Banks' executive compensation strategy is designed to establish a strong connection between the creation of shareholder value and the compensation earned by its executives. The current general strategy was formulated in 1999 and updated in 2003 with the assistance of the international consulting firm of Towers Perrin. Vail Banks' fundamental executive compensation objectives are to:

  •
  award compensation that will be effective in attracting, motivating and retaining key employees;

  •
  promote the achievement of growth and operational success, including, but not limited to, maintenance of satisfactory regulatory ratings and relationships; and

  •
  align the interest of executive officers with that of the shareholders through the use of equity compensation for the long-term benefit of shareholders.

All executive officers participate in the same compensation programs as other employees of Vail Banks, with the only differences being the amount of compensation that is at risk, the overall magnitude of the potential awards and the performance criteria for individual officers.

        The amount of incentives payable to executive officers is determined as a range of percentages of an individual officer's salary. The Committee uses a sliding scale based on the performance of Vail Banks to determine the level of incentive compensation to be received by the individual officer.

        It is the Committee's intention that all executive compensation be deductible under the Code, including the $1 million deductibility limitation of Section 162(m). Notwithstanding this policy, the Committee retains the right to provide non-deductible compensation if it determines that such action is in the best interests of Vail Banks and its shareholders.

Principal Executive Compensation Elements

        Vail Banks' executive compensation program is comprised of the following principal elements: base salaries and annual issuances of long-term stock incentives.

        Base Salary.    Salaries for executive officers are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and the range of salaries for similar positions at peer companies. Base salaries for executive officers tend to be below the market for similar companies, as Vail Banks' compensation strategy is to emphasize performance-based compensation. Base salaries may be increased periodically for officers who meet or exceed their individual performance goals. The increases are based upon the improved performance of Vail Banks, the value created by the officers for Vail Banks and its shareholders, and other successful business indicators.

        Annual Issuances of Long-Term Stock Incentives.    Vail Banks' philosophy regarding long-term incentive compensation is to provide stock option grants and restricted stock awards that vest over time upon the meeting or exceeding of certain defined quantitative and qualitative performance criteria. Vail Banks believes that stock options and other stock incentives play an integral role in the ability of Vail Banks to attract and retain employees and directors and to provide incentives for such persons to promote the financial success of Vail Banks. Moreover, stock incentives benefit Vail Banks by closely aligning the interests of grantees with the interests of Vail Banks' shareholders.

        Restricted stock and stock options generally are granted pursuant to the Stock Incentive Plan, although the Committee has the authority to grant options or make awards outside the Plan, such as an inducement in connection with hiring a new key executive. In 2003, the Committee granted 30,000 shares of restricted stock to Mr. Judd, and established his entitlement to receive an additional 100,000 shares conditioned on the fulfillment of certain conditions as determined by the Board of Directors, outside the Stock Incentive Plan as an inducement for him to join Vail Banks. On March 21, 2005, the Board of Directors made the above determination and completed the grant of the additional 100,000 shares to Mr. Judd. All of these shares evenly vest over ten years from their respective grant dates.

Chief Executive Officer Compensation for Fiscal Year 2004

        Compensation decisions for Mr. Judd as Chief Executive Officer during 2004 were made under the same methodology used in determining the compensation of other executives in 2004.

Conclusion

        The Committee believes the executive compensation policies and programs maintained by Vail Banks and described in this report serve the interests of Vail Banks and its shareholders and that executive compensation has been strongly linked to Vail Banks' performance and the enhancement of shareholder value. The Committee intends to reevaluate these compensation policies from time to time, with the assistance of management and advisors, to ensure that they are appropriately configured to help continue to achieve Vail Banks' long-term goals of performance, growth and enhancement of shareholder value.

Robert L. Knous, Jr., Chair
E.B. Chester, Jr.
Lisa M. Dillon
George N. Gillett, Jr.
S. David Gorsuch

REPORT OF AUDIT COMMITTEE

To the Board of Directors of Vail Banks:

        We have reviewed and discussed with management Vail Banks' audited financial statements as of and for the year ended December 31, 2004.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Vail Banks' Annual Report on Form 10-K for the year ended December 31, 2004.

        This report is respectfully submitted by the Audit Committee of the Board of Directors.

Byron A. Rose, Chair
Dennis R. Devor
James G. Flaum
George N. Gillett
S. David Gorsuch
Jack G. Haselbush
Kent Myers
Donald L. Vanderhoof

STOCK PERFORMANCE GRAPH

        Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return of Vail Banks' Common Stock against the cumulative total return of the Nasdaq-Composite (formerly named the Nasdaq-Total U.S. Index and the SNL Southwest Bank Index for the period commencing December 31, 1999 and ending December 31, 2004.

        Vail Banks will furnish, without charge, on the written request of any person who is a stockholder of record as of April 1, 2005, a list of the companies included in the SNL Southwest Bank Index. Requests for information should be addressed to Raymond E. Verlinde, P.O. Box 1210, 0020 Lindbergh Drive, Gypsum, Colorado 81637. For purposes of constructing this line graph, the returns of each company in the SNL Southwest Bank Index have been weighted according to that issuer's market capitalization.

Index	12/31/99	12/31/00	12/31/2001	12/31/2002	12/31/2003	12/31/04
Vail Banks, Inc.	100.00	106.37	113.58	127.45	129.31	145.92
Nasdaq-Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL Southwest Bank Index	100.00	108.35	113.00	117.19	159.17	193.22

INFORMATION CONCERNING VAIL BANKS'
INDEPENDENT PUBLIC ACCOUNTANTS

        Dalby Wendland & Co., P.C. ("Dalby Wendland") served as the independent public accountant of Vail Banks in 2004.

        Effective February 23, 2005, Vail Banks engaged Perry-Smith as independent public accountant for the year ending December 31, 2005 following a determination not to reengage Dalby Wendland following Dalby Wendland's announcement on that same date that it was declining to stand for re-election as Vail Banks' independent public accountant. The decision to change independent public accountants was approved by the Audit Committee of the Board of Directors.

        The reports of Dalby Wendland on Vail Banks' financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years, there were no disagreements with Dalby Wendland on any matter of accounting principals or practices, financial statement disclosure or auditing scope or procedure.

        Vail Banks has not consulted with Perry-Smith during the last two years or subsequent interim period on either the application of accounting principles or the type of audit opinion that might be provided on the company's financial statements.

        During 2004 and 2003, Vail Banks was billed the following amounts for services rendered by Dalby Wendland:

        Audit Fees.    In connection with the audit of Vail Bank's financial statements and the reviews of financial statements included within Forms 10-Q filed during 2004 and 2003, Vail Banks was billed $91,000 and $89,000, respectively, by Dalby Wendland.

        Audit-Related fees.    Vail Banks was billed $41,000 in 2004 and $40,000 in 2003 by Dalby Wendland for the employee benefit plan audit, an audit of Vail Banks Statutory Trust I, internal control reviews and consultation concerning accounting and reporting standards.

        Tax Fees.    Vail Banks was billed $29,000 in 2004 and $32,000 in 2003 by Dalby Wendland for tax advice and tax return preparation.

        All Other Fees.    Vail Banks was billed $6,000 in 2004 and $0 in 2003 by Dalby Wendland for services that were not related to the audit of Vail Bank's financial statements. These services included compliance and consulting services.

        Representatives of Dalby Wendland are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and are expected to be available to respond to questions of the shareholders.

        The Audit Committee approves all audit and non-audit services performed by Vail Bank's independent auditor. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

SHAREHOLDER PROPOSALS AND NOMINATIONS

        Any proposals by shareholders or recommendations for director nominees intended for presentation at the 2006 Annual Meeting must be received by Vail Banks at its principal executive offices, attention of the Secretary, no later than December 16, 2005, in order to be considered for inclusion in the proxy material for that meeting. Vail Banks must be notified of any other shareholder proposal or director nomination intended to be presented for action at the meeting no later than March 10, 2006, or else proxies may be voted on such proposal at the discretion of the person or persons holding those proxies.

SHAREHOLDER COMMUNICATION

        The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to Lisa M. Dillon, Vail Banks, Inc, P. O. Box 6580, 0015 Benchmark Road, Suite 300, Avon, Colorado 81620-6580. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed.

OTHER MATTERS AT THE MEETING

        Management of Vail Banks knows of no matters other than those stated above that are to be brought before the Annual Meeting. If any other matters should be properly presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of Vail Banks.

By Order of the Board of Directors,
/s/ LISA M. DILLON
Lisa M. Dillon Vice Chairman

COMMON STOCK OF VAIL BANKS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF
DIRECTORS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS.

        The undersigned hereby appoints E.B. Chester, Jr. or Lisa M. Dillon the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of VAIL BANKS, INC. to be held on May 16, 2005, and any adjournment thereof.

Nominees for director:
1.	Kay H. Chester	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	James G. Flaum	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Dan E. Godec	☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Robert L. Knous	☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	Byron A. Rose	☐ FOR	☐ AGAINST	☐ ABSTAIN
6.	Donald L. Vanderhoof	☐ FOR	☐ AGAINST	☐ ABSTAIN
7.	Proposal to ratify Perry-Smith LLP, as Vail Banks' independent public accountants for fiscal year 2005.
☐ FOR ☐ AGAINST ☐ ABSTAIN
8.	In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF EACH OF THE PERSONS NAMED IN THE PROXY AND RATIFICATION OF PERRY-SMITH LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE PROVIDED (INCLUDING WITH RESPECT TO EACH NOMINEE SPECIFICALLY), THIS PROXY WILL BE SO VOTED.

Signature
Signature if held jointly
Note: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.
Date:

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BENEFICIAL OWNERSHIP OF SECURITIES
ELECTION OF DIRECTORS (Items Number 1 through 6 on the Proxy Card)
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT (Item Number 7 on the Proxy Card)
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
BOARD OPERATIONS AND OTHER CORPORATE GOVERNANCE MATTERS
REPORT OF COMPENSATION COMMITTEE
REPORT OF AUDIT COMMITTEE
STOCK PERFORMANCE GRAPH
INFORMATION CONCERNING VAIL BANKS' INDEPENDENT PUBLIC ACCOUNTANTS
SHAREHOLDER PROPOSALS AND NOMINATIONS
SHAREHOLDER COMMUNICATION
OTHER MATTERS AT THE MEETING